Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Invesco India Exchange-Traded Fund Trust of our report dated December 21, 2023, relating to the financial statements and financial highlights, which appears in Invesco India ETF’s Annual Report on Form N-CSR for the year ended October 31, 2023. We also consent to the references to us under the headings “Fund Service Providers”, “Financial Highlights”, “Statement of Additional Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chicago, Illinois

February 27, 2024